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Exhibit 23.17

Consent of Independent Auditors

The Board of Directors of
XLNT Veterinary Care, Inc.

We hereby consent to the use in this Registration Statement (No. 333-144889) filed on Form S-4 (Amendment No. 2) of Echo Healthcare Acquisition Corp., of our report dated April 7, 2007, relating to the financial statements of Scripps Ranch Veterinary Hospital (a sole proprietorship) as of February 28, 2007, December 31, 2006 and 2005, and the results of its operations and its cash flows for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004. We also consent to the reference to our firm under the captions “experts” in this prospectus.

/s/ Robert R. Redwitz & Co.

Robert R. Redwitz & Co.
Irvine, California
October 23, 2007